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                          CEDAR SHOPPING CENTERS, INC.
                          44 South Bayles Avenue, #304
                         Port Washington, New York 11050

                                                     Contact: Leo S. Ullman
                                                              President
                                                              (516) 767-6492

FOR IMMEDIATE RELEASE:

           CEDAR SHOPPING CENTERS, INC. REPORTS THIRD QUARTER RESULTS

Port Washington, New York - November 13, 2003 - Cedar Shopping Centers, Inc., a real estate investment trust listed on the New York Stock Exchange (symbol:
"CDR") (the "Company"), today reported a net loss for the quarter ended September 30, 2003 of $228,000 ($0.96 per share) compared to a net loss of $60,000 ($0.26 per share) during the corresponding period in 2002. For the nine month period ended September 30, 2003, the Company incurred a net loss of $467,000 ($1.78 per share) compared to a net loss of $320,000 ($1.39 per share) for the nine month period ended September 30, 2002.

Total revenue for the three month and nine month periods ended September 30, 2003 increased to $6,671,000 and $18,094,000 compared to $3,614,000 and
$8,781,000 for the corresponding periods in 2002.

Total assets of the Company on a consolidated basis as of September 30, 2003 were $198,707,000 as compared to $133,138,000 as of December 31, 2002.

Total shareholders' equity in the Company, plus the limited partner's 70% interest in the equity of the Operating Partnership; plus minority interests, were $32,033,000 as of September 30, 2003 compared to $24,372,000 as of December 31, 2002.

The increases in assets and revenues were attributable primarily to the Company's acquisition activities.

The net losses were primarily attributable to increases in interest expense and increased administrative, legal and accounting fees.

Management also expects increased losses in the fourth quarter as a result of certain one time charges for debt restructuring and the merger of the management companies.

Management contemplates further growth in assets and revenues as a result of additional acquisitions, including certain properties acquired or expected to be acquired subsequent to the public offering as described in the Prospectus (Form S-11).

Cedar Shopping Centers, Inc., with headquarters in Port Washington, New York, is a fully integrated, self-administered and self-managed real estate investment trust listed on the New York Stock Exchange. Its investments are focused primarily in multi-tenant supermarket-anchored shopping centers in eastern Pennsylvania, southern New Jersey and Connecticut.


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